Exhibit 99.1

FOR IMMEDIATE RELEASE

National Beef Packing Company, LLC Owners Reach Agreement to

Sell an Ownership Interest in National Beef to Leucadia National Corporation

KANSAS CITY, Missouri, December 5, 2011—U.S. Premium Beef, LLC (USPB) and National Beef Packing Company, LLC (National Beef) today announced that the owners of National Beef have entered into a Membership Interest Purchase Agreement with Leucadia National Corporation (Leucadia) under which Leucadia will acquire approximately 79% of the outstanding ownership interests in National Beef. The operations and management structure of National Beef will remain unchanged.

“This transaction will enable us to address the liquidity desires of USPB’s diverse producer ownership base while maintaining our highly successful cattle supply system and a sizable investment in beef processing,” Steve Hunt, CEO of USPB, said in making the announcement. “Leucadia is a diversified holding company engaged in a variety of businesses; its broad and deep experience will enhance our partnership. Our goals for the future of National Beef are aligned and we look forward to a long and successful partnership.”

Tim M. Klein, President and CEO of National Beef, will continue in that role upon completion of the transaction. “I look forward to Leucadia joining our ownership group and bringing its unique perspective to our industry. The addition of Leucadia will widen the scope of opportunities available to us and will further strengthen our ability to expand our business and solidify our position as the premier global beef processor.”

The transaction is subject to certain conditions and will require customary regulatory approvals. It is expected to close by the end of calendar year 2011.

About U.S. Premium Beef

U.S. Premium Beef, LLC is a producer-owned beef company, formed in 1996 with the objective of aligning producers with consumers through processing. More than 2,000 producers from 35 states have marketed cattle through its unique integrated quality-based cattle supply system that serves as the foundation for National Beef’s value-added product lines. More information about USPB is available at www.uspremiumbeef.com.

About National Beef

National Beef Packing Company, LLC, based in Kansas City, Missouri has operations in Liberal, Dodge City, and Kansas City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia; and St. Joseph, Missouri.  National Beef, with approximately 9,100 employees, processes and markets fresh beef, case-ready beef, beef by-products and wet-blue leather for domestic and international markets. In fiscal year 2011, National Beef generated sales of $6.8 billion. More information about National Beef is available at www.nationalbeef.com.

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon USPB’s and National Beef’s current expectations and assumptions, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual outcomes and results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding animal health and disease control; products of National Beef or its competitors becoming spoiled, contaminated or inappropriately labeled; negative impacts to National Beef’s margins due to changes in raw material, labor and utility costs, selling prices, changes in relationships with suppliers or major customers; National Beef’s labor relations with its employees; competitive factors;  and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained respectively in Items 1A of National Beef’s and USPB’s 2011 annual reports on Form 10-K and in other filings with the Securities and Exchange Commission. Neither USPB nor National Beef undertakes any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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USPB Media contact:	National Beef Media contact:
Bill Miller	Keith Welty
Vice President, Communications	Vice President of Marketing
816-713-8800	816-713-8631
bjmiller@uspb.com	keith.welty@nationalbeef.com